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                                                                   EXHIBIT 3.1.4

                            CERTIFICATE OF AMENDMENT

                                  OF BYLAWS OF

                             COMMODORE MEDIA, INC.



         The undersigned, being the duly elected and acting Secretary of Commodore Media, Inc. (the "Corporation"), hereby certifies that Article IV of the Bylaws of the Corporation has been amended, effective November 4, 1996, by the Board of Directors by addeing the following Section 9 thereto:

                 "Section 9.      Unless otherwise directed by the Board of
         Directors, the chief executive officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation."

Dated: November 4, 1996



                                                 /s/ James J. Sullivan
                                                 -----------------------------
                                                 James J. Sullivan, Secretary